Exhibit 99.7

EXECUTION VERSION

TENDER SUPPORT AGREEMENT

This TENDER SUPPORT AGREEMENT (this “Agreement”), dated as of April 14, 2011 (this “Agreement”), is by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Parent”), Nomac Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”), and Carso Infraestructura y Construcción, S.A.B. de C.V. (“Carso”).  Inmobiliaria and Carso are each sometimes referred to herein individually as a “Stockholder” and, collectively, as the “Stockholders”.

W I T N E S S E T H

WHEREAS, as of the date of this Agreement, each Stockholder is the beneficial owner of the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule 1 to this Agreement (with respect to each Stockholder, the “Currently Owned Shares”);

WHEREAS, Parent, Merger Sub, and Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, (a) Merger Sub to commence a cash tender offer to purchase all of the issued and outstanding shares of Company Common Stock at the Offer Price (which, for the avoidance of doubt, is $11.00 as of the date of this Agreement), followed by (b) the merger of Merger Sub with and into the Company (with the Company surviving the merger as a wholly owned subsidiary of Parent), in each case of clauses (a) and (b), on the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into and perform their respective obligations under the Merger Agreement, each of Parent and Merger Sub has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth in this Agreement, including, without limitation, (i) to validly tender in the Offer all of the Owned Shares (and not withdraw from the Offer any such Owned Shares), (ii) to vote all of the Owned Shares in favor of the adoption of the Merger Agreement, in the event that a vote of the Company Stockholders is required in furtherance of the Merger Agreement and (iii) to vote all of the Owned Shares in opposition to any other matter that is presented to the stockholders that might delay or otherwise frustrate the completion of the transactions contemplated by the Merger Agreement;

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and has approved the execution and delivery of this Agreement in connection with the Merger Agreement, understanding that the execution and delivery of this Agreement by the Stockholders is a material inducement and condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement; and

WHEREAS, each Stockholder desires to express its support for the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party to this Agreement, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Agreement to Tender and Vote; Irrevocable Proxy.

1.1                                 Agreement to Tender.  (a)       Each Stockholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 10th Business Day following the commencement of the Offer, such Stockholder shall tender into the Offer all of the Owned Shares beneficially owned by such Stockholder.  To the extent a Stockholder acquires any Owned Shares following such initial tender (including during any subsequent offering period, if any), such Stockholder shall tender into the Offer such Owned Shares as promptly as practicable after the date on which such Owned Shares are acquired and in any event no later than the earlier of (i) the Business Day immediately following the date on which such Stockholder acquired such Owned Shares (or, in the case of any Owned Shares acquired upon exercise of the Warrant (as defined below), five Business Days following such exercise and receipt of Owned Shares in connection therewith) and (ii) the Expiration Date or the expiration of a subsequent offering period, as applicable.  Notwithstanding the foregoing,  (i) no Stockholder shall have any obligation under this Section 1.1 to tender any Owned Shares into the Offer if that tender could cause such Stockholder to violate or give rise to potential liability (including disgorgement) under Section 16(b) of the Exchange Act, and (ii) for the avoidance of doubt, (A) nothing in this Agreement shall require any Stockholder to convert or exercise any securities exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, and (B) only issued and outstanding shares of Company Common Stock (and not the Warrant) shall be tendered into the Offer.

(b)                                 Each Stockholder agrees that once Owned Shares are tendered into the Offer, without the prior written consent of Parent in its sole discretion, such Stockholder shall not, and shall not be permitted to, withdraw or cause to be withdrawn the tender of such Owned Shares unless the Offer, the Merger Agreement or this Agreement shall have been terminated.

1.2                                 Agreement to Vote.  Each Stockholder hereby agrees that, at the Stockholders’ Meeting or at any other meeting of the Company Stockholders, however called, or any adjournment or postponement of any such meeting, and in connection with any action proposed to be taken by written consent of the Company Stockholders, such Stockholder shall (a) be present (in person or by proxy) or otherwise cause the Owned Shares to be counted as present thereat for purposes of calculating a quorum, and (b) vote (or cause to be voted), or, if applicable, deliver (or cause to be delivered) a written consent covering, all of the Owned Shares (1) in favor of (x) the adoption of the Merger Agreement, and (y) any other matter that is reasonably requested by Parent in furtherance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; and (2) against (A) any Takeover Proposal, any agreement or arrangement related to any Takeover Proposal, (B) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement; and (C) any action or agreement (i) that would impair the ability of Parent or Merger Sub to consummate the Offer or the Merger or the ability of the Company to consummate the Merger, or (ii) that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, however, that notwithstanding the foregoing in this clause (2), each Stockholder shall vote in favor of an adjournment of the Stockholders’ Meeting that is recommended by the Board of Directors of the Company in accordance with the terms of the Merger Agreement.  The obligations of each Stockholder specified in this Section 1.2 shall apply whether or not the Offer, the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).  Except as set forth in this Section 1.2, nothing in this Agreement shall limit the right of any Stockholder to vote in favor of, against or abstain with respect to any matter presented to the stockholders of the Company, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with a Takeover Proposal proposed by such third party.

1.3                                 Irrevocable Proxy.  Each Stockholder hereby grants to, and appoints, Parent and any designee of Parent and each of Parent’s officers, as the Stockholder’s attorney, agent and limited proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to the Owned Shares, to vote all the Owned Shares or grant a consent or approval, at any meeting of the Company Stockholders and in any action by written consent of the Company Stockholders, until the earlier of the acceptance of such Owned Shares pursuant to the Offer or the date of termination of the Merger Agreement or this Agreement, solely with respect to the matters described in Section 1.2 (excluding any matters referred to in the last sentence of Section 1.2).  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS LIMITED PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY. Each Stockholder revokes all other proxies and power of attorneys, with respect to all of the Owned Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.2 (excluding any matters referred to in the last sentence of Section 1.2), and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by such Stockholder with respect to any matters covered by Section 1.2 (excluding any matters referred to in the last sentence of Section 1.2), except as required by any letter of transmittal in connection with the Offer.  If a Stockholder is not the record owner of any of the Owned Shares, such Stockholder shall request said record owner to grant an irrevocable proxy with respect to such Owned Shares in accordance with this Section 1.3, and each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the limited proxy contained in this Agreement or so granted by such record owner.  Such limited proxy shall automatically terminate upon the termination of this Agreement in accordance with Section 5.1 or the termination of the Merger Agreement.  Except as expressly set forth herein, Parent and Merger Sub acknowledges (i) that the limited proxy and power of attorney granted hereby shall not be effective for any other purpose, and (ii) such limited proxy and power of attorney shall not limit the rights of any Stockholder to vote or exercise its rights to consent in favor of or against, or abstain with respect to, any matter presented to the Company’s stockholders that is not subject to the limited proxy and power of attorney granted to Parent in respect of the Owned Shares pursuant to this Section 1.3.

2.                                       Representations and Warranties.  Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

2.1                                 Power; Due Authorization; Binding Agreement.  Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

2.2                                 Ownership of Shares.  Such Stockholder’s Currently Owned Shares are, and all of the Owned Shares owned by such Stockholder from the date of this Agreement through and on the Closing Date will be, beneficially owned and owned of record by such Stockholder, subject to the terms in respect of “group” membership described in the immediately following sentence.  As of the date of this Agreement, the Currently Owned Shares constitute all of the shares of Company Common Stock beneficially owned or owned of record by the Stockholder, provided that Parent and Merger Sub acknowledge that certain Currently Owned Shares may be deemed to be beneficially owned by such Stockholder as a result of being deemed a member of a “group” (within the meaning of Rule 13d-5 under the Exchange Act) as described in Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on March 3, 2010 by the Stockholders and the other persons signatory thereto (as amended from time to time, the “Schedule 13D”).  Such Stockholder has good and valid title to the Owned Shares, free and clear of any Liens that would prevent such Stockholder from tendering its shares in accordance with this Agreement or complying with its other obligations under this Agreement; provided, however, that Parent and Merger Sub acknowledge any restrictions (including restrictions on exercisability) set forth in that certain Warrant No. W-2 to purchase shares of Common Stock issued on September 18, 2009 (the “Warrant”) and the related Warrant Agreement entered into in connection with the issuance of such Warrant No. W-2 (the “Warrant Agreement” and, together with the Warrant, the “Warrant Documents”).  Except as reported in the Schedule 13D, such Stockholder has and will have at all times through and on the Closing Date sole voting and dispositive power with respect to all of the Owned Shares and will be entitled to vote and dispose of all of the Owned Shares.

2.3                                 No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require such Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than filing an amendment to the Schedule 13D or the filing of other documents with the Securities and Exchange Commission or regulatory bodies of foreign jurisdictions), (b) require the consent or approval of any other person (as defined in the Merger Agreement) pursuant to any agreement, obligation or instrument binding on such Stockholder or its properties and assets, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or pursuant to which any of its properties or assets are bound or (d) violate any other agreement to which such Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except in each case for such consents, approvals, filings, conflicts or violations as would not prevent, impede or delay the performance by such Stockholder of its obligations hereunder.  The Owned Shares are not, with respect to the voting or transfer of such Owned Shares, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, but subject to the terms of the Warrant Documents.

2.4                                 Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

2.5                                 Acknowledgment.  Such Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3.                                       Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub hereby represents and warrants to each Stockholder as follows:

3.1                                 Power; Due Authorization; Binding Agreement.  Parent and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization.  Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub.

3.2                                 No Conflicts.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of the terms of this Agreement by Parent and Merger Sub will not, (a) require Parent and Merger Sub to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than a filing on Schedule 13D or the filing of other documents with the Securities and Exchange Commission), (b) require the consent or approval of any other person (as defined in the Merger Agreement) pursuant to any agreement, obligation or instrument binding on Parent and Merger Sub or its properties and assets, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent and Merger Sub or pursuant to which any of its or its Affiliates’ respective assets are bound or (d) violate any other agreement to which Parent and Merger Sub or any of its Affiliates is a party, except in each case for such consents, approvals, filings, conflicts or violations as would not prevent, impede or delay the performance by Parent or Merger Sub of its obligations hereunder.

4.                                       Certain Covenants of the Stockholders.  Each Stockholder hereby covenants and agrees with Parent and Merger Sub as follows:

4.1                                 Restriction on Transfer.  Until the termination of this Agreement in accordance with its terms, except for any action contemplated by Section 1, such Stockholder shall not, directly or indirectly, either voluntarily or involuntarily, (i) sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”) (provided that any Stockholder may (a) exercise any of its warrants or options to purchase shares of Company Common Stock, including the Warrant, and (b) sell, transfer, assign or otherwise dispose of any Owned Shares to any Affiliate thereof so long as, prior to effecting any such transaction, such Affiliate has agreed to become a party hereto as a “Stockholder” and bound by all of the obligations applicable to a “Stockholder” hereunder), (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (iii) take any action that would cause any representation or warranty of such Stockholder contained in this Agreement to become untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions.  Each Stockholder agrees, at the request of Parent or Merger Sub, to surrender or cause to be surrendered any certificate or certificates representing any of the Owned Shares for imposition thereof of a legend referencing the restrictions contained in clause (i) of this Section 4.1.

4.2                                 Additional Shares.  Each Stockholder hereby agrees to promptly notify Parent and Merger Sub of any new Owned Shares acquired by such Stockholder, if any, after the execution of this Agreement.  Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date of this Agreement; provided, however, that such Stockholder shall not be required to tender any such shares to the extent that such tendering would violate or give rise to potential liability (including disgorgement) under Section 16(b) of the Exchange Act.  In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Currently Owned Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3                                 No Solicitation.  Neither of the Stockholders shall, and they shall direct their respective investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by such Stockholder (collectively, “Representatives”) not to, directly or indirectly through another person (as defined in the Merger Agreement), knowingly and intentionally (i) solicit, initiate, or encourage or facilitate (including by way of furnishing information) any inquiries or the making, submission or announcement of, any proposal or offer that constitutes or is reasonably likely to lead to a Takeover Proposal, (ii) other than informing persons of the provisions contained in this Section 4.3, enter into, continue or participate in any discussions or negotiations regarding any Takeover Proposal, or furnish any information concerning itself, the Company and the Company’s Subsidiaries to any person (as defined in the Merger Agreement) in connection with any Takeover Proposal, or otherwise cooperate with or take any other action facilitate any effort or attempt to make or implement a Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any

Takeover Proposal or (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing, in each case, related to any Takeover Proposal.  Each Stockholder and its Representatives shall immediately cease and cause to be terminated all discussions or negotiations with any person (as defined in the Merger Agreement) conducted heretofore (other than with Parent and Merger Sub) by such Stockholder or its Representatives with respect to any Takeover Proposal.  Any violation of this Section 4.3 by any of a Stockholder’s Representatives shall be deemed to be a violation by such Stockholder of this Section 4.3.  Notwithstanding the foregoing, (A) if the Company and its Representatives are permitted under the terms set forth in Section 4.02 of the Merger Agreement to take any of the actions otherwise prohibited by Section 4.02 of the Merger Agreement with respect to any person (as defined in the Merger Agreement) or any Representative thereof, then, so long as the Company and its Representatives are so permitted, the Stockholders and their Representatives shall be permitted to engage in discussions with the Company or its Representatives regarding the Takeover Proposal made by such person and, if requested, acting through the Company or its Representatives, engage in discussions (to the extent permitted by the Merger Agreement) that would facilitate the consummation of the Takeover Proposal if the Merger Agreement is terminated, and (B) nothing contained herein shall limit or prohibit any actions by any Stockholder or any Representative thereof in respect of the joint venture that is in effect as of the date hereof between the Company or a Subsidiary thereof and the Stockholders or Affiliates thereof.

4.4                                 Dissenter’s Rights.  Each Stockholder agrees not to exercise, nor to cause the exercise of, and hereby waives, any dissenter’s right in respect of the Owned Shares which may arise with respect to the Merger.

4.5                                 Documentation and Information.  Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent and/or Merger Sub of its identity and holding of the Owned Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, the Proxy Statement, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information related to the foregoing that Parent may reasonably require for any such disclosure documents. Each Stockholder agrees to notify Parent as promptly as practicable of any required corrections with respect to any information supplied by it specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

4.6                                 Further Assurances.  From time to time, at the request of Parent and/or Merger Sub and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

5.                                       Miscellaneous.

5.1                                 Termination of this Agreement.  This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the termination of the Offer, without any shares of Company Common Stock being accepted for payment thereunder, (iii) the Effective Time, (iv) the date of any modification, waiver, change or amendment of the Offer or the Merger Agreement executed after the date hereof that results in a (A) a decrease in the Offer Price or Merger Consideration, (B) any decrease in the amount payable with respect to the Warrant as set forth in the Merger Agreement in effect on the date of this Agreement, or (C) change in the form of consideration to be paid in the Offer (including with respect to the Warrant) or in the form of Merger Consideration, or (v) March 22, 2012 if, on or prior to such date, neither the Offer nor the Merger has been consummated in accordance with the terms set forth in the Merger Agreement.

5.2                                 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

5.3                                 Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.4                                 Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

5.5                                 Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention:  Domenic J. Dell’Osso, Jr.
Facsimile:  (405) 849-6125

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  David A. Katz, Esq.
Facsimile:  (212) 403-2000

Commercial Law Group, P.C.
5520 North Francis Avenue

Oklahoma City, OK 73118
Fax: 405.232.5553

Attention: Ray Lees, Esq.

If to either of the Stockholders, to:

c/o Inmobiliaria Carso, S.A. de C.V.
Avenida Insurgentes Sur #3500, PB
Colonia Pena Pobre
Delegacio Tlalpan, CP
14060 Mexico D.F.
Mexico

Attention:  Eduardo Valdes Acra

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Russell L. Leaf, Esq.
Facsimile:  (212) 728-9593

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties to this Agreement.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

5.6                                 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)                                 Each of the parties to this Agreement (a) irrevocably submit itself to the personal jurisdiction of the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the

United States District Court for the District of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware).  The parties to this Agreement agree that a final judgment in any action or proceeding brought shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.6, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.  Each of the parties to this Agreement hereby consents to service being made through the notice procedures set forth in Section 5.5 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 5.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person (as defined in the Merger Agreement) other than the parties to this Agreement.

(c)           EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7           Specific Performance.  The parties agree that irreparable damage would occur and that Parent, Merger Sub and the applicable Stockholder would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the Stockholders, Parent or Merger Sub, as applicable, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent and Merger Sub or the applicable Stockholder, as applicable, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

5.8           No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any purported assignment not permitted under this Section 5.8 shall be null and void.

5.9           Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 5.9 provided that receipt of copies of such counterparts is confirmed.

5.10         Interpretation; Definitions.  (a)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”,  “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant to this Agreement unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           For purposes of this Agreement:

(i)    “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “beneficially own”, “beneficially owned” and “beneficial owner” shall each have a correlative meaning; and

(ii)   “Owned Shares” means, with respect to any Stockholder, such Stockholder’s Currently Owned Shares, together with any shares of Company Common Stock or other voting capital stock of the Company and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder has or acquires beneficial ownership of on or after the date of this Agreement, but excluding, in each case, any shares of Company Common Stock purchased by Merger Sub in the Offer; provided, however, for the avoidance of doubt, that nothing in this Agreement shall require any Stockholder to covert or exercise any securities exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company (including the Warrant).

5.11.        Warrant.  If Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer, or if the Effective Time shall have occurred, then the Warrant, to the extent unexercised and outstanding as of immediately prior to the earliest to occur of (i) the Effective Time, (ii) 20 Business Days after the Expiration Date or, if there is a subsequent offering period following the Expiration Date, the expiration of the last subsequent offering period, and (iii) September 1, 2011 (the earliest of clauses (i), (ii) and (iii), the “Conversion Time”), shall, in accordance with Section 13(B) of the Warrant and immediately prior to the Conversion Time, terminate and cease to represent a right to acquire shares of Company Common Stock, and the holder thereof shall be entitled to receive therefor from Parent and Merger Sub, and Parent and Merger Sub pay, no later than two Business Days following the Conversion Time an amount in cash equal to the product of (i) the number of shares of Company Common Stock that were purchasable upon exercise of the Warrant as of the Conversion Time (determined without regard to any limitations set forth in the Warrant as to the exercisability thereof), and (ii) the Offer Price less the exercise price of the Warrant as in effect as of the Conversion Time.  The amounts payable pursuant to this Section 5.11 shall be paid by wire transfer of immediately available funds to such account as is specified in writing by the holder of the Warrant.  For the avoidance of doubt, if the Merger Agreement shall be terminated, then the Warrant shall remain outstanding in accordance with its terms.

5.12         Several Obligations.  Notwithstanding anything contained in this Agreement to the contrary, the obligations, representations, warranties, covenants and agreements of Inmobiliaria and Carso set forth in this Agreement are several (and not joint and several) obligations, and neither Inmobiliaria nor Carso shall have any liability for any breach of this Agreement by any other party hereto.

5.12         Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION

By:
Name:
Title:

NOMAC ACQUISITION, INC.

By:
Name:
Title:

[Signature Page to Tender Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INMOBILIARIA CARSO, S.A. DE C.V.

By:
Name:
Title:

[Signature Page to Tender Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN, S.A.B. de C.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Tender Support Agreement]

SCHEDULE 1

Details of Ownership

Stockholder	Currently Owned Shares(1)
Inmobiliaria Carso, S.A. de C.V.	4,200,000
Carso Infraestructura y Construcción, S.A.B. de C.V.	5,440,770

(1)  Excludes shares of Company Common Stock that are not directly owned by the listed Stockholder or are not subject to a convertible security directly owned by such Stockholder, but that may be deemed to be beneficially owned by such Stockholder due to such Stockholder being part of a “group” (within the meaning of Rule 13d-5 under the Exchange Act) as reported in the Schedule 13D.  In addition, the number of Currently Owned Shares beneficially owned by Carso as set forth above assumes, solely for these purposes, that the Warrant is not subject to any limitations on exercise.  Capitalized terms used in this footnote have the meanings set forth in the agreement to which this Schedule 1 is attached.